UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2026

WRAP TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38750	98-0551945
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3350 Virginia Street

Miami, Florida 33133

(Address of principal executive offices) (Zip Code)

(800) 583-2652

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	WRAP	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2) ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

As previously disclosed on Wrap Technologies, Inc.’s (the “Company”) Current Report on Form 8-K filed with the Securities and Exchange Commission on August 18, 2026, on August 16, 2026, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with a certain institutional investor and an existing investor (the “Investors”), pursuant to which the Company agreed to issue and sell in a registered direct offering (the “Offering”) 5,771,519 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share, and Pre-Funded Warrants (the “Pre-Funded Warrants”) to purchase up to 2,800,090 shares of Common Stock (the “Pre-Funded Warrant Shares”) at a purchase price of $1.40 per share or $1.3999 per Pre-Funded Warrant.

The Offering closed on August 18, 2026. The gross proceeds to the Company from the Offering were approximately $12.0 million before deducting offering expenses payable by the Company. The Company currently plans to use the net proceeds from the Offering for working capital and general corporate purposes, including for any future planned business expansion.

On August 18, 2026, the Company issued a press release announcing the closing of the Offering. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
99.1	Press Release, dated August 18, 2026
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 18, 2026	WRAP TECHNOLOGIES, INC.

	By:	/s/ Scot Cohen
	Name:	Scot Cohen
	Title:	Chief Executive Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)